Exhibit 4.1
Consulting Agreement of Jeffrey Nuñez

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of July 1, 2006 (this “Agreement”), between BESTWAY COACH EXPRESS, INC., a New York corporation (the “Company”) and JEFFREY N. NUÑEZ, an individual (the “Consultant”). For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

The Company desires to retain the Consultant to provide the consulting services described herein for the compensation specified herein and the Consultant desires to provide such services in consideration for such compensation.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment of Consultant. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company to assist Company with its business strategy, management and corporate expansion goals.

2. Services. During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with Company concerning its business strategy, management and corporate expansion goals. Specifically excluded from any services to be rendered is any activity relating to capital raising activities. Any such activities related to capital raising shall be the subject of a separate agreement if and when the need arises.

3. Compensation. For the services rendered and performed by Consultant during the term of this Agreement, Company agrees to issue to Consultant One Hundred Thousand (100,000) shares of the Company’s Common Stock, par value $0.001, half of which shall be deliverable at the date hereof, and the remaining half shall be deliverable on the first anniversary of the date hereof. The shares to be issued to the Consultant shall not be issued until a registration statement on Form S-8 is filed by the Company.  Such registration statement shall be filed within thirty (30) days of the execution and delivery of this Agreement.

4. Term. The term (“Term”) of this Consulting Agreement shall be for a period of one (1) year commencing on the date hereof.

5. Confidentiality. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

6. Independent Contractor. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company. All taxes and other expenses are also responsibility of Consultant.

7. Miscellaneous. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of New York without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

8. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the addresses specified on the signature page hereto, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.

[Signature Page Follows]

Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience. All Parties signing below do so with full authority.

COMPANY:

BESTWAY COACH EXPRESS, INC.

By:/s/Wilson Cheng
Wilson Cheng
President

Address:
2 Mott Street
7th Floor
New York, NY 10013

CONSULTANT:

/s/Jeffrey N. Nuñez
JEFFREY N. NUÑEZ

Address:
4500 Steiner Ranch Blvd.
Suite 1708
Austin, TX 78732